UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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CMS Energy Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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 Hope you are well. Wanted to give you a heads that the proxy statement for CMS Energy was publicly released and can be located on our website at this link. We wanted to touch base with you on the proposals that have been introduced this year. Proposals 1, 2, and 3 align with our company values and support the makeup of a strong and diversified board, fair and commensurate executive compensation, and an independent public auditing firm that is in the best interest of the company and our shareholders.

However, Proposal 4 is NOT in the best interest of our company or our shareholders and we ask for careful consideration if considering voting contrary to the Board’s recommendation. We have robust disclosures and governance regarding political activities and related policies all of which are on our company website at this link. Our thoughtful political strategy, strong governance, Board oversight, and significant public disclosures appropriately address the concerns cited in Proposal 4, and any additional reporting would be an unnecessary and imprudent use of our company’s time and resources and could hinder future engagement.

We would be happy to discuss any concerns or questions you may have regarding these proposals.

Thank you,
Sri Maddipati CMS Energy | Vice President, Treasurer and Investor Relations
T: +1 (517) 788-0635